TERMINATION AGREEMENT

      THIS TERMINATION AGREEMENT (the "Agreement") is made and entered into effective as of December 30, 2005, by and between SYNDICATION NET.COM, a Delaware corporation (the "Company"), and CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the "Investor").

                                    Recitals:

      WHEREAS, the Company and the Investor entered into a Standby Equity Distribution Agreement the (the "Standby Equity Distribution Agreement"), a Registration Rights Agreement (the "Registration Rights Agreement"), an Escrow Agreement (the "Escrow Agreement") and a Placement Agent Agreement (the "Placement Agent Agreement"), all of which are dated June 15, 2004 (the Standby Equity Distribution Agreement, Registration Rights Agreement, Escrow Agreement and Placement Agent Agreement are collectively referred to as the "Transaction Documents").

      NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants contained herein and in the Transaction Documents and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Termination. Each of the parties to this Agreement hereby terminate the Transaction Documents and the respective rights and obligations contained therein. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Transaction Documents.

      2. Fees. The Investor shall retain any and all fees, including but not limited to any structuring fees, commitment fees or the Investor's Shares (as such term is defined in the Standby Equity Distribution Agreement.

      IN WITNESS WHEREOF, the parties have signed and delivered this Termination Agreement on the date first set forth above.

SYNDICATION NET.COM                          CORNELL CAPITAL PARTNERS, LP

                                             By: Yorkville Advisors, LLC
                                             Its: General Partner

By: /s/ Brian Sorrentino                     By: /s/ Mark A. Angelo
Name:  Brian Sorrentino                      Name:  Mark A. Angelo
Title: CEO                                   Title: Portfolio Manager